Exhibit (a)(4)

MASTER INVESTMENT PORTFOLIO

Amendment No. 1

to

Amended and Restated Agreement and Declaration of Trust

THIS AMENDMENT NO. 1, dated December 11, 2007, to the Amended and Restated Agreement and Declaration of Trust, dated November 17, 2006 (the “Declaration of Trust”), of Master Investment Portfolio (the “Trust”), is made by each of the undersigned trustees (the “Trustees”). Capitalized terms used herein and not otherwise defined have their meanings ascribed in the Declaration of Trust.

WHEREAS, the interestholders of the following Series of the Trust approved an amendment to the Declaration of Trust with respect to such Series by consents dated November 16, 2007:

•	LifePath Retirement Master Portfolio;

•	LifePath 2010 Master Portfolio;

•	LifePath 2020 Master Portfolio;

•	LifePath 2030 Master Portfolio; and

•	LifePath 2040 Master Portfolio

WHEREAS, the Trustees desire to amend the Declaration of Trust in order to reflect the provisions approved by interestholders and set forth herein.

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

Section 1. The provisions set forth below are added at the end of Article X, Section 8:

The following provision of Article X, Section 8 of this Declaration of Trust is applicable solely to the LifePath Retirement Master Portfolio, LifePath 2010 Master Portfolio, LifePath 2020 Master Portfolio, LifePath 2030 Master Portfolio, LifePath 2040 Master Portfolio, and any LifePath Master Portfolio commencing operations after December 11, 2007 (collectively, the “Covered LifePath Portfolios”) and supersedes any conflicting or inconsistent provision(s) in the preceding paragraphs of Article X, Section 8 of this Declaration of Trust solely with respect to the Covered LifePath Portfolios. The preceding paragraphs of Article X, Section 8 of this Declaration of Trust shall continue to apply in their entirety to all Series that are not Covered LifePath Portfolios.

The Trustees may, by vote of a majority of the Trustees, cause any Covered LifePath Portfolio to (i) merge or consolidate with or into, (ii) sell, convey and transfer all or substantially all of its assets to, or (iii) exchange its Interests for Interests of, one or more Covered LifePath Portfolios. Any such merger, consolidation, asset sale or Interest exchange shall not require the vote of the Interestholders unless such vote is required by the 1940 Act; provided, however, that the Trust shall provide at least 30 days’ prior written notice to the Interestholders of the applicable Covered LifePath Portfolio of such merger, consolidation, asset sale or Interest exchange. In all respects not governed by the 1940 Act or other applicable law, the Trustees shall have the power to prescribe additional procedures or terms necessary or appropriate to accomplish any such merger, consolidation, asset sale or Interest exchange, including the power (x) to create one or more Series or separate statutory trusts (or series thereof) or other business entities to which all or any part of the assets, liabilities, profits or losses of the applicable Covered LifePath Portfolio may be transferred, (y) to provide for the conversion of Interests into beneficial interests in such Series or separate statutory trust or trusts (or series thereof) or other business entities and (z) to condition or not to condition any asset sale upon the assumption by the transferee of the liabilities associated with the Covered LifePath Portfolio the assets of which are so transferred.

Section 2. Except as amended by Section 1 of this Amendment, all provisions of the Declaration of Trust remain in full force and effect

IN WITNESS WHEREOF, each of the undersigned Trustees has hereunto set his or her hand as of the day and year first above written.

/s/ Mary G. F. Bitterman
Mary G. F. Bitterman

/s/ A. John Gambs
A. John Gambs

/s/ Lee T. Kranefuss
Lee T. Kranefuss

/s/ Hayne E. Leland
Hayne E. Leland

/s/ Jeffrey M. Lyons
Jeffrey M. Lyons

/s/ Wendy Paskin-Jordan
Wendy Paskin-Jordan

/s/ Leo Soong
Leo Soong

/s/ H. Michael Williams
H. Michael Williams